EXHIBIT 99.1

QCR Holdings, Inc. Announces Agreement to Sell Three Branches to BankIowa

MOLINE, Ill., Nov. 02, 2026 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq: QCRH) (the “Company”) today announced that its subsidiary, Cedar Rapids Bank & Trust Company, has entered into a definitive agreement with BankIowa, based in Cedar Rapids, Iowa, to sell its Community Bank & Trust division, which consists of three branch locations serving the Waterloo-Cedar Falls metropolitan area.

The transaction includes two branches located in Waterloo, Iowa, and one branch located in Cedar Falls, Iowa. The sale includes certain deposits and loans associated with the three branches, totaling approximately $140 million and $29 million, respectively, as of September 30, 2026. Certain wealth management relationships associated with customers in the market are also expected to transition as part of the transaction, representing approximately $153 million in assets under management as of September 30, 2026.

“This transaction reflects our ongoing commitment to strategically allocate resources and optimize our Company for sustained top-tier financial performance,” said Todd A. Gipple, President and CEO of the Company. “While we are grateful for the relationships our team has built in the Waterloo and Cedar Falls markets, we believe this transaction provides the best opportunity for these clients, employees, and communities, while allowing us to sharpen our focus on markets where we see the greatest long-term growth potential.”

“We are excited to welcome these clients and employees to BankIowa,” said Alison Urbina, President and CEO of BankIowa. “This transaction strengthens our presence in the Cedar Valley market and aligns with our commitment to deliver exceptional service and support to the individuals, families, and businesses in the area.”

The transaction is not expected to result in a material gain or loss to the Company and is anticipated to close during the first quarter of 2027, subject to customary closing conditions and regulatory approvals.

Clients of Community Bank & Trust will continue to be served through their existing branch locations and will receive additional information regarding account and service transitions prior to closing.

“We are committed to ensuring a seamless transition for our clients and employees. We appreciate the trust our Waterloo and Cedar Falls clients have placed in us over the years, and we are confident they will continue to receive outstanding local community-based service from BankIowa,” Gipple added.

About Us
QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Guaranty Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. The Company has 35 locations in Iowa, Missouri, and Illinois. As of September 30, 2026, the Company had $9.8 billion in assets, $7.2 billion in loans and $7.2 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated closing of the transaction, regulatory approvals, expected financial impact and other future events. Actual results may differ materially from those indicated in such statements due to various risks and uncertainties. Readers are encouraged to review QCR Holdings, Inc.’s filings with the Securities and Exchange Commission for additional information regarding factors that could affect future results.

Contact:
Doug Neumann
VP, Investor Relations
(309) 743-7753
dneumann@qcrh.com